UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 24, 2007

TVIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30539	94-3175152
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
4001 Burton Drive
Santa Clara, CA 95054
(Address of principal executive offices, including zip code)
(408) 327-8000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     On December 24, 2007, Tvia, Inc. (the “Company”) completed a settlement arrangement (the “Settlement”) with certain holders of promissory notes (the “Notes”) issued by the Company. As part of the Settlement, the Company paid approximately $2.1 million in cash in exchange for the immediate cancellation of Notes representing a principal amount of approximately $4.2 million, plus accrued interest.
     The original aggregate principal amount of the Notes issued was approximately $5.3 million. In September and November 2007, the Company repaid approximately $0.9 million of the principal and accrued interest on the Notes. Following the Settlement, Notes representing a principal amount of approximately $0.2 million, plus accrued interest, remain outstanding.
     The Company issued the Notes in December 2006 and January 2007 to certain persons who purchased Company securities in a private placement of the Company’s securities that was completed in August 2006 (the “Private Placement”). The Notes were issued in connection with the settlement of litigation arising from the Private Placement. The Notes bore interest at five percent per annum commencing on September 28, 2007 and were payable in four equal quarterly installments beginning on September 28, 2007. No early termination penalties were incurred by the Company as a result of the Settlement. For additional information concerning the Notes, please see the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 6, 2006, January 8, 2007, January 16, 2007 and January 26, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tvia, Inc.
By:	/s/ Eli Porat
Eli Porat
Chief Executive Officer

Date: December 28, 2007